CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Pre-Effective Amendment to the Registration Statement on Form N-1A of Hays US Opportunity Fund and Hays Tactical Multi-Asset Fund (the "Funds"), each a series of shares of beneficial interest in Hays Series Trust, and to the use of our report dated August 12, 2015 on the Funds' statements of assets and liabilities as of August 7, 2015, and the related statements of operations for the period then ended. Such financial statements are included as an exhibit to this Pre-Effective Amendment to the Registration Statement.

BBD, LLP

Philadelphia, Pennsylvania

October 20, 2015